Exhibit (10) a (2)

STEPAN COMPANY

DIRECTORS DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2005

1.	Name of Plan, History, and Effective Date of Amendment and Restatement:

a.	Name of Plan. This Plan shall be known as the Directors Deferred Compensation Plan (the “Plan”).

b.	History. Stepan Company, a Delaware corporation (the “Company”), previously established this Directors Deferred Compensation Plan. The Plan was previously amended and restated as of November 3, 1992 and thereafter was amended effective as of February 14, 2006.

c.	Effective Date of this Amendment and Restatement. The following provisions shall constitute an amendment, restatement and continuation of the Plan as previously amended and as in effect immediately prior to January 1, 2005, the Effective Date of the Plan as set forth herein. The following provisions shall also constitute an amendment, restatement and continuation of the following deferred compensation agreements between the Company and the individuals named below, as such agreements were in effect immediately prior to January 1, 2005:

i.	The agreement between the Company and Thomas F. Grojean, a non-employee director of the Company, made and entered into as of April 27, 1977, and as subsequently amended by agreements made and entered into between said parties as of August 12, 1982, November 3, 1992, and August 2, 2004 (collectively, the “Grojean Agreement”), provided however, that numbered paragraphs 1 and 2 of the August 2, 2004 agreement (regarding the payee) and numbered paragraph 3 of the August 2, 2004 agreement (prohibiting any sale, assignment, encumbrance, etc. of any amounts payable under the Grojean Agreement) shall continue in full force and effect (in the case of said numbered paragraph 3, without regard to its designation as new section 9) as though said August 2, 2004 agreement (entitled “Second Amendment of Agreement”) were fully set out in this Plan. The payment provisions of Section 8 of the Plan shall apply to amounts deferred under the Grojean Agreement;

ii.	The agreement between the Company and Robert G. Potter, a non-employee director of the Company, made and entered into as of January 1, 1996 (the “Potter Agreement”). The payment provisions of Section 8 of the Plan shall apply to amounts deferred under the Potter Agreement; and

iii.	The agreement between the Company and Robert Cadieux, a non-employee director of the Company, made and entered into as of April 28, 1992 (the “Cadieux Agreement”). The payment provisions of Section 8 of the Plan shall apply to amounts deferred under the Cadieux Agreement.

2.	Purpose of the Plan: The purpose of the Plan is to allow non-employee members of the Board of Directors of the Company the option of deferring some or all of their director’s compensation.

3.	Administration: The authority to control the operation and administration of the Plan shall be vested in the Board of Directors of the Company (the “Board”), which shall have full authority to interpret the Plan, to determine all claims for benefits under the Plan, to decide all questions arising under the Plan, to prescribe, amend, and rescind rules and regulations pertaining to the Plan, and to make other determinations necessary or advisable for the administration of the Plan. Any interpretation of the Plan and any decision on any matter within the discretion of the Board that is made by the Board, in good faith, is final and binding on all persons.

4.	Participation: Any non-employee director is eligible to participate in the Plan by executing and returning to the Company Secretary, a signed copy of a Deferred Compensation Election.

5.	Company Acceptance: The President or any officer of the Company is authorized to accept, on behalf of the Company, a Deferred Compensation Election.

6.	Deferrals:

a.	Prior to February 14, 2006. This Section 6(a) shall apply to the Plan prior to February 14, 2006. Upon signing a Deferred Compensation Election, the compensation of the participating director earned during the period during which the Deferred Compensation Election is in effect shall be deferred. A Deferred Compensation Election entered into by a director pursuant to this Section 6(a) must be made prior to the first year for which compensation is earned and deferred. The participating director’s compensation shall be credited quarterly to a Deferred Compensation Account maintained in his name.

b.	February 14, 2006 and Thereafter. This Section 6(b) shall apply to the Plan as of February 14, 2006. Upon signing a Deferred Compensation Election and at the participating director’s election made prior to the beginning of the year for which compensation of the participating director is earned, such compensation shall be deferred. The participating director’s compensation shall be credited quarterly to a Deferred Compensation Account maintained in his name.

c.	Investment Options. At such time as he makes a Deferred Compensation Election, a participating director shall elect to have his Deferred Compensation Account credited to one or more notional investment options (“Investment Options”) established under the Plan for measuring the income, gain or loss recorded for the director’s Deferred Compensation Account. In connection therewith, there shall be established for each participating director, one or more subaccounts of his Deferred Compensation Account (“Subaccounts”) to reflect the director’s Investment Option selections. A participating director may change such election as provided for in Section 7 herein.

i.	Each Investment Option shall be a security, mutual fund, common or collective trust, insurance company pooled separate account, or other notional benchmark for measuring the income, gain or loss recorded for a Participant Account that qualifies as a “pre-determined actual investment” within the meaning of Section 31.3121(v)(2)-1(d)(2)(i)(C) of the U.S. Treasury Regulations. There shall be at least four (4) Investment Options under the Plan which shall include the common stock of the Company (“Stepan Common Stock”). The Board may prospectively change Investment Options at any time upon notice to the directors.

ii.	Each Subaccount shall be adjusted daily to reflect the changes in value which result from gain, losses, income and expenses as if the deferred compensation credited to the Subaccount had actually been invested in the Investment Option for which it has been established. In the case of the Stepan Common Stock Subaccount, dividends on Stepan Common Stock shall be credited as dividend equivalents as if they had been actually paid on the dividend payment date and immediately reinvested in Stepan Common Stock, based upon the average of the opening and closing price of Stepan Common Stock.

iii.	The Investment Options offered under the Plan are for the sole purpose of providing a performance measurement for adjusting Deferred Compensation Accounts for income, gain or loss. Notwithstanding anything in this Plan to the contrary, the Company shall not be required to actually invest monies in any fund designated as an Investment Option, any decision to so invest shall remain within the complete discretion of the Company, and any amounts so invested shall remain the property of the Company. A director whose Deferred Compensation Account includes a Stepan Common Stock Subaccount shall have no rights of a shareholder of Stepan Common Stock.

7.	Investment Changes:

a.	Prior to February 14, 2006. This Section 7(a) shall apply to the Plan prior to February 14, 2006. Twice a year, by giving written notice to the Company Secretary, at least seven days in advance of June 30 and December 31, a company director may transfer amounts between Subaccounts subject to the following:

i.	Amounts attributable to compensation earned on or after May 1, 1991 which is credited to the Stepan Common Stock Subaccount:

1.	May not be transferred from such Subaccount prior to January 1, 1993; and

2.	May not be transferred from such Subaccount on or after January 1, 1993 unless no amount was credited to such Subacccount, either by reason of the current deferral of compensation or by reason of the transfer of previously deferred compensation earned on or after May 1, 1991, during the six months preceding the date of the transfer.

No amount which is transferred from a Stepan Common Stock Subaccount in accordance with subparagraph (2) above may thereafter be transferred back to the Stepan Common Stock Subaccount.

ii.	In no event shall a director have an amount credited to more than two Subaccounts.

b.	February 14, 2006 and Thereafter. This Section 7(b) shall apply to the Plan as of February 14, 2006. At any time, by giving written notice to the Company Secretary, a participating director may transfer amounts between Subaccounts, provided however that:

i.	No amount which is initially credited to a director’s Stepan Common Stock Subaccount shall be thereafter transferred from the director’s Stepan Common Stock Subaccount to another Investment Option.

ii.	On or after January 1, 2007, no amount which is transferred from another Investment Option to the Stepan Common Stock Subaccount shall thereafter be transferred from the Stepan Common Stock Subaccount to another Investment Option.

8.	Payments: This Section 8 shall apply to payment of amounts credited to the director’s Deferred Compensation Account but shall not apply to Stock Awards granted to a director pursuant to Section 9.

a.	A director may elect that payment of amounts credited to his Deferred Compensation Account begin at either one of the following times:

i.	Upon the director’s separation from service from the Company; or

ii.	At any age attained by the Director that is after age 59.

b.	A director may elect the method of payment of amounts credited to his Deferred Compensation Account from among the following:

i.	Annual installments over a 5, 6, 7, 8, 9 or 10 year period, payable quarterly; or

ii.	A single lump sum.

c.	Payment of the director’s Deferred Compensation Account shall be made (in the case of a single lump sum) or commence (in the case of installments):

i.	In the first calendar year following the year in which the director has separated from service from the Company in the case of a director who has elected in his election form to receive payment upon separation from service from the Company, or

ii.	In the calendar year in which the director has attained the age specified by the director in his election form, in the case of a director who has elected to receive payment at a specified age that is after age 59.

d.	A director’s payment election shall be made in writing, as directed by the Board, no later than the December 31 prior to the calendar year for which the payment election shall first apply to a deferral of director’s compensation and shall apply to all director’s compensation that is deferred for future calendar years, if any, until the director is entitled to make a new distribution election under the Plan for compensation not yet earned, under rules established by the Board. Any such new payment election (i) must be made no later than December 31 prior to the calendar year for which such payment election shall first apply to a deferral of director’s compensation, and (ii) shall only apply to director’s compensation earned for calendar years following the calendar year in which such payment election is made.

e.	Special Rules.

i.	Notwithstanding anything in the Plan to the contrary, prior to January 1, 2007, amounts credited to a director’s Deferred Compensation Account shall be paid in quarter-annual installments over a period of ten years, as previously elected by the director prior to January 1, 2005 (under the provisions of the Plan then in effect):

1.	commencing at any age from 60 – 65, inclusive; or

2.	commencing at the close of the first calendar quarter ending after the date on which the director separates from service from the Company.

Thereafter, unless a director has made an election to change such distribution election pursuant to Section 8(i), the distribution of a director’s Deferred Compensation Account that had commenced prior to January 1, 2007 shall continue to be paid in the manner elected.

ii.	A director who has failed to designate the method of payment for his Deferred Compensation Account shall have his Deferred Compensation Account distributed to him in the form of 5 substantially equal annual installments commencing in January of the year following the year in which the director has separated from service from the Company.

f.	All amounts distributed to a director under the Plan shall be subject to the special delay rule for Specified Employees set forth below.

g.	Delay for Specified Employees. Notwithstanding anything in the Plan to the contrary, no payment that is paid by reason of a director’s separation of service from the Company shall be made to any director who is a “Specified Employee” as of the date of such director’s separation from service until the earlier of (i) the date that is six months after the date of the director’s separation from service, or (ii) the date of the director’s death. Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the director (or, in the case of the director’s death, his or her beneficiary) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence. “Specified Employee” for purposes of the Plan means a director who at any time during the applicable determination period established by the Board was a “key employee” of the Company within the meaning of Code Section 416(i), without regard to subsection (5) thereof.

h.	Permitted Delays in Payment. Payments to a director under the Plan will be delayed under any of the circumstances specified in Subsections (i) through (iii) below.

i.	Payments that would violate a Contractual Requirement. Payment of a director’s Deferred Compensation Account will be delayed where the Board reasonably anticipates that the making of the payment would violate a term of a loan agreement or any other similar contract to which the Company is a party, and such violation would cause material harm to the Company; provided, however, that such payment will be made at the earliest date at which the Board reasonably anticipates that the making of the payment would not cause such violation, or such violation would not cause material harm to the Company, and provided that the facts and circumstances indicate that the Company entered into such loan agreement or other similar contract for legitimate business reasons, and not to avoid the requirements of Code Section 409A.

ii.	Payments that would violate Applicable Law. Payment of a director’s Deferred Compensation Account will be delayed where the Board reasonably anticipates that the making of the payment would violate Federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Directors reasonably anticipates that the making of the payment would not cause such violation. For purposes of this subsection (ii), the making of a payment that would cause inclusion in the director’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

iii.	Other Payments. The Board shall be permitted to delay a payment of a director’s Deferred Compensation Account upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.

i.

Special Opportunity to Make or Change a Distribution Election Before January 1, 2007. A director may elect, at any time during calendar year 2006 to change the time and form of the payment of his Deferred Compensation Account for amounts payable in the 2007 calendar year or later, to any time and form of payment provided by subsections 8(a) and (b). The latest such payment election submitted to and approved by the Board or its designee on or before December 31, 2006 shall supersede any prior payment election submitted by the director and shall apply to all amounts credited to the director’s Deferred Compensation Account and to all deferrals credited to the Participant’s Deferred Compensation Account for calendar year 2007 and subsequent calendar years unless and until the Board shall permit a new payment election for future deferrals pursuant to Section 8(d).

j.	Upon the death of a director after payments have commenced, payment of his Deferred Compensation Account will be continued to his surviving spouse on the same basis. If death occurs before payments have commenced, payments will be made to the director’s surviving spouse in quarter annual installments over a period of 5 years. Any amount credited to a director’s Deferred Compensation Account after the last to die of the director or his spouse shall be paid to such person’s estate in a lump sum as soon as reasonably practicable after such death but no later than March 15 of the calendar year following the calendar year in which the the last of the director and his spouse died.

k.	Form of Payment.

i.	Generally. Except for amounts payable to a director pursuant to Section 8(k)(ii), payment of a director’s Deferred Compensation Account under this Section 8 shall be made in cash.

ii.	Certain Amounts Credited to a Director’s Stepan Common Stock Account.

1.	Payment of amounts initially credited to a director’s Stepan Common Stock Subaccount on or after February 14, 2006 shall be distributed to the director solely in shares of Stepan Common Stock.

2.	Payment of amounts transferred from another Investment Option to the Stepan Common Stock Subaccount on or after January 1, 2007 shall be distributed to the director solely in shares of Stepan Common Stock.

9.	Stock Award:

a.	Notwithstanding any provision in the Plan, commencing at the Company’s February 2006 Compensation and Development Committee meeting and at every February Compensation and Development Committee Meeting thereafter, each non-employee director shall be credited a Stock Award to his Directors Common Stock Account in the amount of $15,000 (“Stock Award”).

b.	The number of shares credited for the Stock Award shall be determined by dividing $15,000 by the average of the opening and closing price of Stepan Company Common Stock on the day of the grant of the Stock Award.

c.	No transfer of any Stock Award to any other Subaccount shall be allowed at any time.

d.	Notwithstanding Section 8 of the Plan, the Stock Award shall be payable to the non-employee director upon termination of service on the Board, in a single lump sum payment, and shall be made only in shares of Stepan Company Common Stock.

e.	All amounts distributed to a director under the Plan that are attributable to a Stock Award under this Section 9 shall be subject to the special delay rule for Specified Employees described in Section 8.

f.	No Stock Awards shall be granted after the February, 2015 meeting.

10.	No Acceleration of Payment. Notwithstanding anything in the Plan to the contrary, the distribution of any portion of a director’s interest under the Plan may not be accelerated, whether at the election of the director or at the discretion of the Board or otherwise, except as may be specifically permitted under Code Section 409A and any regulations or generally applicable official guidance issued thereunder.

11.	Separation of Service. “Separated from Service” and variations thereof for purposes of the Plan means that the Participant has retired or otherwise terminated service with the Company for any reason other than death.

12.	Nontransferability, Nonassignability. The interest of a director under the Plan is not subject to the claims of his creditors, and may not be voluntarily or involuntarily assigned, transferred, alienated, pledged or encumbered.

13.	No Right to Serve as a Director. Nothing in the Plan shall confer upon a director the right to continue to serve as a member of the Board.

14.	Source of Benefits. This Plan is an unfunded plan. The Company shall not be required to establish a trust or otherwise fund its obligations to directors under the Plan in any way. A director’s interest under the Plan is solely that of a general, unsecured creditor of the Company.